Exhibit 5.1

Faegre Baker Daniels LLP

600 East 96th Street Suite 600

Indianapolis Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

September 14, 2015

Washington Prime Group, L.P.

180 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

We have acted as counsel to Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”), in connection with the Registration Statement on Form S-4 (File No. 333-205859) (such Registration Statement, as amended and supplemented to the date hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering $250,000,000 aggregate principal amount of 3.850% Senior Notes due 2020 (the “Exchange Notes”) of the Operating Partnership, offered in exchange for a like principal amount of 3.850% Senior Notes due 2020 (the “Old Notes”) of the Operating Partnership.  The Old Notes were issued under, and the Exchange Notes are to be issued under, the Indenture, dated as of March 24, 2015 (the “Original Indenture”), by and between the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 24, 2015 (the “Supplemental Indenture” and together with the Original Indenture, the “Indenture”), by and between the Operating Partnership and the Trustee.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

As counsel for the Operating Partnership, we are familiar with the Amended and Restated Certificate of Limited Partnership and the Amended and Restated Limited Partnership Agreement of the Operating Partnership, each as amended to the date hereof, and we have examined, among other things, the Registration Statement and the terms of the Exchange Notes and the Indenture.  We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such records of the Operating Partnership and other instruments, certificates of public officials and representatives of the Operating Partnership, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate.  As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Operating Partnership and of others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that when duly executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms and will be entitled to the benefits of the Indenture.

The opinions expressed herein are subject to the following qualifications, assumptions and limitations:

(a)                                 The opinions set forth herein may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

(b)                                 Enforcement of the rights and remedies granted under the Exchange Notes and the Indenture may be limited by general principles of equity (including, without limitation, unconscionability), regardless of whether such enforcement is considered in a proceeding in equity or at law, and in this regard we have assumed that the holders of such rights and remedies will exercise them only in good faith and under circumstances and in a manner which are commercially reasonable.

(c)                                  We have assumed that each party to the Exchange Notes and the Indenture (other than the Operating Partnership) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such documents against the Operating Partnership.

(d)                                 In rendering the opinions set forth herein, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and that the Trustee has the power and authority to enter into and perform the Indenture, (ii) the Indenture is valid and binding upon the Trustee, (iii) the Exchange Notes will conform to the form thereof examined by us, and (iv) the Trustee’s certificate of authentication of the Exchange Notes will be manually signed by an authorized officer of the Trustee.

(e)                                  We do not express any opinion herein with respect to the laws of any jurisdiction other than, in each case subject to the limitations and assumptions contained herein, the laws of the State of Indiana and the State of New York.  We have assumed that the choice of law to govern the Indenture and the Exchange Notes will be upheld.

(f)                                   This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinions set forth in this opinion letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner